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[logo:]  LOTUS (R) DEVELOPMENT CORPORATION COLOMBIA S.A.



Santafe de Bogota, July 8, 1999



                             TO WHOM IT MAY CONCERN

The purpose of this letter is to certify that the company GLOBAL DATATEL is part of our Business Partner Program with the classification of Qualified.

We would be pleased to answer any other question you might have.

Cordially,

/s/ Jaime Alberto Ospina C.
-----------------------------------------
Jaime Alberto Ospina C.
Channel Sales & Operations Manager
Colombia - Ecuador








                                    CALLE 98 NO. 22-64, SUITE 801
                                    EDIFICIO CALLE 100 - SANTAFE DE BOGOTA D.C.
                                    TEL.: (571) 6360909, FAX: (571) 2565427
                                    EMAIL:  COLOMBIA@LOTUS.COM